EXHIBIT 23.1

Pinnacle Accountancy Group of Utah

CERTIFIED PUBLIC ACCOUNTANTS

A DBA OF HEATON & COMPANY, PLLC

1438 NORTH HIGHWAY 89, SUITE 120

FARMINGTON, UTAH 84025

_______________

(801) 447-9572 FAX (801) 447-9578

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Assisted 4 Living, Inc.

North Port, FL

We hereby consent to the incorporation of our report dated May 2, 2018 with respect to the financial statements of Assisted 4 Living, Inc. for the period from May 24, 2017 (inception) through November 30, 2017, in the Registration Statement of Assisted 4 Living, Inc. on Form S-1 Amendment #1 filed on or about August 24, 2018. We also consent the use of our name and the references to us as experts included in the Registration Statement.

/s/ Pinnacle Accountancy Group of Utah.

Pinnacle Accountancy Group of Utah

Farmington, Utah

August 24, 2018